First M&F Corporation		Exhibit 99.1
Revised Condensed Consolidated Statements of Condition (Unaudited)
(In thousands, except share data)
	Revised	Original
	December 31	December 31
	2011	2011
Cash and due from banks	$39,976	$39,976
Interest bearing bank balances	39,391	39,391
Federal funds sold	25,000	25,000
Securities available for sale (cost of
$315,890 and $274,421)	320,774	320,774
Loans held for sale	26,073	26,073

Loans	996,340	996,340
Allowance for loan losses	14,953	14,953
Net loans	981,387	981,387

Bank premises and equipment	37,989	37,989
Accrued interest receivable	6,122	6,122
Other real estate	36,952	36,952
Other intangible assets	4,586	4,586
Other assets	50,401	49,541
Total assets	$1,568,651	$1,567,791

Non-interest bearing deposits	$231,718	$231,718
Interest bearing deposits	1,139,745	1,139,745
Total deposits	1,371,463	1,371,463

Federal funds and repurchase agreements	4,398	4,398
Other borrowings	43,001	43,001
Junior subordinated debt	30,928	30,928
Accrued interest payable	1,023	1,023
Other liabilities	8,242	5,937
Total liabilities	1,459,055	1,456,750

Preferred stock, 30,000 shares issued and outstanding	17,564	17,564
Common stock, 9,154,936 and 9,106,803
shares issued & outstanding	45,775	45,775
Additional paid-in capital	31,895	31,895
Nonvested restricted stock awards	674	674
Retained earnings	14,456	14,456
Accumulated other comprehensive income (Note 1)	(768)	677
Total First M&F Corp equity	109,596	111,041
Noncontrolling interests in subsidiaries	—	—
Total equity	109,596	111,041
Total liabilities & equity	$1,568,651	$1,567,791

First M&F Corporation
Financial Highlights
As of December 31, 2011
		Originally
	Revised	Stated
	Values	Values
Book value	10.05	10.21
Tangible equity to tangible assets (a)	6.71%	6.81%
Tangible common equity to tangible assets (a)	5.59%	5.69%

First M&F Corporation
Notes to Financial Schedules

(a) Tangible equity to tangible assets is calculated as: (Total equity minus goodwill and other intangible assets) divided by
(Total assets minus goodwill and other intangible assets)

Tangible common equity to tangible assets is calculated as: (Total First M&F Corp equity minus preferred stock minus goodwill and other intangible assets) divided by (Total assets minus goodwill and other intangible assets)